Exhibit 99.2

W. R. GRACE & CO., et al.
CASE NO. 01-1139 (JFK)

TERM SHEET FOR RESOLUTION OF
ASBESTOS PERSONAL INJURY CLAIMS

This Term Sheet sets forth certain of the principal terms and conditions under which the Debtors, the Official Equity Security Committee, the Official Committee of Personal Injury Claimants (“ACC”) and the Future Claimants Representative (“FCR”) in the above-captioned Chapter 11 cases are prepared to file a plan of reorganization (“Plan”) as co-proponents providing for the resolution of all asbestos personal injury claims and liabilities, including without limitation all asbestos personal injury claims pending at the filing date of the Chapter 11 cases and those arising subsequent thereto (collectively, “Asbestos PI Claims”).  This Term Sheet also sets forth the proposed treatment of other key classes of claims asserted in the Chapter 11 cases.  This Term Sheet has been produced for settlement purposes only and is subject to the provisions of Rule 408 of the Federal Rules of Evidence.

I.              Treatment of Claims

A.            Asbestos PI Trust

All Asbestos PI Claims will be channeled to a trust (the “Asbestos PI Trust”) that is established in accordance with Section 524(g) of the United States Bankruptcy Code.  The Asbestos PI Trust will pay claims from trust assets in accordance with a trust agreement and trust distribution procedures established by the ACC and FCR in connection with the Plan.

1.             Funding of Asbestos PI Trust at Emergence.  On the Effective Date of the Plan, the Asbestos PI Trust shall receive the following, each of which shall be a condition to the Plan becoming effective:

a.             Cash Payment:  $250 million, plus, if the Effective Date occurs after December 31, 2008, interest from January 1, 2009 to the Effective Date accrued at the same rate applicable to Grace’s senior debt.

b.             Insurance:  the assignment by W. R. Grace & Co.-Conn. (“Grace”) and all of its affiliates to the Asbestos PI Trust, of all insurance policies and all insurance proceeds available for payment of Asbestos PI Claims, effective as of the Effective Date, including without limitation:

i.              Any such proceeds from the date hereof of all settlements with insurance companies, and all interest accrued thereon;

ii.             Any proceeds of the settlement with Equitas held in escrow with all interest accrued thereon;

iii.            Any proceeds of all settlements with all insurance companies under coverage in place agreements or installment payment arrangements where payment has not yet occurred;

iv.            Assignment of and the right to recover on all outstanding insurance policies potentially applicable to personal injury claimants; and

v.             The right to recover from all insolvent insurance estates as to which Grace or its affiliates has made a claim and the proceeds of all payments received by Grace or its affiliates from those insolvent estates after the date hereof, and all interest accrued thereon.

Provided however that Grace is in the process of examining its policies and the foregoing will not affect Grace’s separate coverages, if any, for losses not arising from asbestos personal injury claims.

The ACC and FCR (or, after the Effective Date, the Asbestos PI Trust) shall control (and Grace shall cooperate in connection with) any negotiations or legal proceedings related to the underlying policies or settlement agreements applicable to Asbestos PI Claims.

c.             Warrant:  a warrant for 10 million shares of W. R. Grace & Co. (“Parent”) common stock, exercisable at $17 per share, and expiring one year after the Effective Date.

d.             Cryovac, Inc. Payment: The consideration contemplated by the Sealed Air Settlement Agreement.

e.             Fresenius Medical Care Payment:  The proceeds of the payment contemplated by the Fresenius Settlement Agreement.

2.             Deferred Payment Obligations:  Grace shall make additional payments to the Asbestos PI Trust over a 15 year period as follows:  five annual payments of $110 million commencing on January 2, 2019; and 10 annual payments of $100 million commencing on January 2, 2024.  Such payment obligations shall be subordinate to any bank debt or bonds outstanding and shall be guaranteed by Parent or any successor ultimate parent entity of Grace.  Such guaranty shall be secured by an obligation of Parent to issue to the Asbestos PI Trust, in the event an additional payment is not made, the number of shares of Parent common stock which, when added to the number of shares of common stock issued and outstanding as of the Effective Date, shall constitute 50.1% of the voting shares of Parent as of the Effective Date (such number of shares shall be equitably adjusted for stock splits, stock dividends, recapitalizations, corporate reorganizations or changes in control of Parent after the Effective Date).

B.            Other Classes

1.             Administrative Claims: 100% of allowed amount in cash.

2.             Priority Tax Claims: 100% of allowed amount in cash.

3.             Priority Non-Tax Claims: 100% of allowed amount in cash.

4.             Secured Claims: 100% of allowed amount either in cash or by reinstatement.

5.             Unsecured Employee Claims (post-retirement health and special pension): 100% of allowed amount by reinstatement.

6.             Workers Compensation Claims: 100% by reinstatement.

7.             Allowed General Unsecured Claims: 100% of allowed amount plus post-petition interest as follows: (i) for holders of pre-petition bank credit facilities, post-petition interest at the rate of 6.09% from the filing date through December 31, 2005 and thereafter at floating prime, in each case compounded quarterly; and (ii) for all other unsecured claims, interest at 4.19%, compounded annually, or if pursuant to an existing contract, interest at the non-default contract rate.

8.             Allowed Environmental Claims: 100% of allowed amount in cash.

9.             Traditional Asbestos Property Damage Claims:  100% of allowed amount in cash for settled claims.  The Plan shall set forth procedures for the allowance of all Asbestos PD Claims that are disputed as of the Effective Date.

10.           ZAI Claims: Unless the Plan Proponents agree otherwise as to the treatment of ZAI Claims, the court shall estimate, for purposes of allowance and distribution, any liability on account of ZAI Claims prior to or in connection with the confirmation of the Plan.  ZAI Claims shall be paid 100% of their allowed amount up to the amount of the court’s estimate.

II.                                     Channeling Injunctions.  The Plan shall contain injunctions under Sections 524(g) and Section 105(a) of the Bankruptcy Code to protect the Debtors, Cryovac, Sealed Air, Fresenius, their affiliates, officers, directors and employees, and other parties in interest and certain insurers.  The Plan shall also contain such provisions, injunctions and releases

(i) as are necessary to comply with the terms of the Sealed Air Settlement Agreement and the Fresenius Settlement Agreement; and (ii) to the full extent permitted by law, to indemnify, and release all of Grace’s officers, directors, employees and professionals, and the members of all official committees, the FCR and their professionals, from any liability on account of claims against Grace, or arising in or in connection with these Chapter 11 cases.  The foregoing injunctions, indemnifications and releases shall be at least as extensive as, and consistent with, the injunctions, indemnifications and releases provided for under Grace’s Amended Plan currently filed in the Chapter 11 Cases to the extent such latter injunctions, indemnifications and releases are not inconsistent with this Term Sheet.

III.           Resolution of Outstanding Issues.   The parties agree to cooperate in seeking a resolution of outstanding issues material to or not otherwise resolved in connection with the confirmation of a plan of reorganization.

IV.           Binding Effect.  This Term Sheet has been approved by all necessary corporate or organizational action of the Board of Directors of Parent and Grace, the ACC, the FCR and the Equity Committee, and shall be binding upon the parties and each of their respective successors and assigns to the fullest extent permitted by applicable law.  The parties shall use their best efforts to incorporate the terms of this Term Sheet into a mutually agreeable plan of reorganization to be filed with the Bankruptcy Court as soon as possible.

V.            Confidentiality.

The parties shall treat all negotiations regarding this Term Sheet as confidential.  Neither the contents nor the existence of this Term Sheet shall be disclosed by any party, either orally or in writing, except to its directors, officers, employees, legal counsel, financial advisors, accountants and clients on a confidential basis until the Debtors have issued a press release announcing the terms and conditions contained herein.  Notwithstanding the foregoing, the parties agree that this Term Sheet or the terms of this Term Sheet may be disclosed to the Official Committee of Unsecured Creditors and the Official Committee of Asbestos Property Damage Claimants.  Grace will provide counsel to the ACC and counsel to the FCR an opportunity to review and comment on any press release relating to this Term Sheet prior to its issuance.

AGREED TO AND ACCEPTED BY:
Dated: April 6, 2008

THE DEBTORS:
W. R. GRACE & CO., on behalf of itself and its subsidiaries and affiliates that are Debtors in the Chapter 11 cases

By:	/s/ Fred Festa
Name:	Fred Festa
Title:	Chairman, President and Chief Executive Officer

THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS

By:	/s/ R. Ted Weschler
Name:	R. Ted Weschler
Title:	Chair of the Committee

THE OFFICIAL COMMITTEE OF ASBESTOS PERSONAL INJURY CLAIMANTS:
CAPLIN & DRYSDALE, CHARTERED, on behalf of and in its capacity as counsel to the ACC

By:	/s/ Elihu Inselbuch
Name:	Elihu Inselbuch

THE FUTURE CLAIMANTS REPRESENTATIVE:
ORRICK, HERRINGTON & SUTCLIFFE LLP, on behalf of and in its capacity as counsel to the FCR

By:	/s/ Roger Frankel
Name:	Roger Frankel